Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Supervisory Board of
Chicago Bridge & Iron Company N.V.
Houston, Texas
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-64442) pertaining to the Employee Stock Purchase Plan of Chicago Bridge & Iron Company N.V.,

(2)	Registration Statement (Form S-8 No. 333-87081) pertaining to the 1999 Long-Term Incentive Plan of Chicago Bridge & Iron Company N.V.,

(3)	Registration Statement (Form S-8 No. 333-39975) pertaining to the Employee Stock Purchase Plan (1997) of Chicago Bridge & Iron Company N.V.,

(4)	Registration Statement (Form S-8 No. 333-24443) pertaining to the Management Defined Contribution Stock Incentive Plan of Chicago Bridge & Iron Company N.V.,

(5)	Registration Statement (Form S-8 No. 333-24445) pertaining to the Long-Term Incentive Plan of Chicago Bridge & Iron Company N.V.,

(6)	Registration Statement (Form S-8 No. 333-33199) pertaining to the Savings Plan of Chicago Bridge & Iron Company N.V.,
of our report dated March 11, 2005, relating to the consolidated financial statements and financial statement schedule of Chicago Bridge & Iron Company, N.V. (the “Company”) for the year ended December 31, 2004, (which report contains an explanatory paragraph stating that we were not engaged to audit, review, or apply any procedures to the retrospective disclosures related to the adoption of the new accounting standard discussed in Note 2 and Note 12 to the financial statements and, accordingly, we do not express an opinion or any form of assurance about whether such retrospective disclosures are appropriate and have been properly applied and that those retrospective disclosures were audited by other auditors), appearing in and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 28, 2007